UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 2, 2016
PERFORMANCE SPORTS GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	001-36506 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

100 Domain Drive Exeter, NH (Address of principal executive offices)	03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.          Termination of a Material Definitive Agreement.
On September 2, 2016, Performance Sports Group Ltd. (the “Company”) and Sagard Capital Partners, L.P.  (“Sagard Capital”) terminated the Shareholder Nomination Agreement dated March 28, 2016 (the “Shareholder Nomination Agreement”), which contained, among other things, (i) certain board nomination rights of Sagard Capital which would have been effective through a 2016 annual shareholders meeting (if held prior to October 31, 2016) and (ii) various standstill restrictions on Sagard Capital. Based on public filings as of September 2, 2016, Sagard Capital is currently the Company’s largest shareholder, with beneficial ownership of approximately 17% of the Company’s issued and outstanding common shares. The material terms of the Shareholder Nomination Agreement were previously disclosed in the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on March 28, 2016, and are incorporated herein by reference.
The Company agreed to terminate the Shareholder Nomination Agreement, including the standstill provisions thereunder, pursuant to a termination agreement dated September 2, 2016 in light of the previously disclosed postponement of its 2016 annual meeting of shareholders and the ongoing review and evaluation of strategic alternatives by the special committee of its Board of Directors. Simultaneously with such termination, the Company entered into a confidentiality agreement with Sagard Capital to replace the confidentiality agreement previously entered into on March 28, 2016 in conjunction with the Shareholder Nomination Agreement.
A copy of the press release issued by the Company announcing the termination of the Shareholder Nomination Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01          Financial Statements and Exhibits.
(d)          Exhibits.
Exhibit No.	Description

99.1	Press Release, dated September 2, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 2, 2016
PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Michael J. Wall
	Name:	Michael J. Wall
	Title:	Executive Vice President, General Counsel and Corporate Secretary